Exhibit 5

November 26, 2003

Microcell Telecommunications Inc.

800, de La Gauchetière West
Suite 4000
Montreal, (Quebec)
H5A 1K3

Ladies and Gentlemen:

      We have acted as Canadian counsel to Microcell Telecommunications Inc. (the “Corporation”) in connection with the issuance of (i) 2 year warrants of the Corporation (the “2005 Warrants”) pursuant to that certain Warrant Indenture dated May 1, 2003 between the Corporation and Computershare Trust Company of Canada, as Trustee (the “Trustee”), as amended by a First Amending Agreement dated November 20, 2003 between the Corporation and the Trustee (as amended, the “2005 Warrant Indenture”) and (ii) 5 year warrants of the Corporation (the “2008 Warrants”) pursuant to that certain Warrant Indenture dated May 1, 2003 between the Corporation and the Trustee, as amended by a First Amending Agreement dated November 20, 2003 between the Corporation and the Trustee (as amended, the “2008 Warrant Indenture”). We understand that the Class A Restricted Voting Shares and Class B Non-Voting Shares of the Corporation (collectively, the “Underlying Shares”) are being registered in the United States on a registration statement on Form F-1 pursuant to the United States Securities Act of 1933 being filed on or about the date hereof (the “Form F-1”) and prospectus contained therein (the “Prospectus”) in connection with an offering of Underlying Shares to exercising holders of 2005 Warrants and 2008 Warrants.

      In connection with the furnishing of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the executed 2005 Warrant Indenture; (ii) the executed 2008 Warrant Indenture; and (iii) resolutions of the board of directors of the Corporation and have relied, as to question of facts, on such certificates of the Corporation as we have deemed necessary. In our examination of such documents, we have assumed: (a) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us, and the conformity to authentic original documents of all documents submitted to us as certified, photostat or similarly reproduced copies of such original documents; and (b) the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials.

      We are qualified to practice law only in the Province of Quebec and our opinions below are expressed only with respect to the laws of the Province of Quebec and the federal laws of Canada applicable therein.

      Based and relying upon the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

(a) all necessary corporate action on the part of the Corporation has been taken to authorize the issuance of Underlying Shares upon any exercise of 2005 Warrants in accordance with the provisions of the 2005 Warrant Indenture and upon any exercise of 2005 Warrants in accordance with the provisions of the 2005 Warrant Indenture, the Underlying Shares issued as a result of such exercise shall, once fully paid, be legally issued as fully paid and non-assessable shares in the capital of the Corporation; and

(b) all necessary corporate action on the part of the Corporation has been taken to authorize the issuance of Underlying Shares upon any exercise of 2008 Warrants in accordance with the provisions of the 2008 Warrant Indenture and upon any exercise of 2008 Warrants in accordance with the provisions of the 2008 Warrant Indenture, the Underlying Shares issued as a result of such exercise shall, once fully paid, be legally issued as fully paid and non-assessable shares in the capital of the Corporation.

      Subject to the limitations and qualifications set forth herein and therein, the discussion of Canadian federal income tax considerations set forth under the caption “Taxation-Certain Canadian Federal Income Tax

Considerations” in the Prospectus constitutes our opinion as to the principal Canadian federal income tax consequences generally applicable to a U.S. holder of Underlying Shares as discussed therein.

      We consent to being named in the Form F-1 and the Prospectus under the caption “Taxation-Certain Canadian Federal Income Tax Considerations” as Canadian counsel that has passed upon the matters discussed under such caption as well as under the caption “Legal Matters” as Canadian counsel that has passed upon the matters addressed in this letter.

      We also hereby consent to the filing of this opinion as an exhibit to the Form F-1, of which the Prospectus forms a part. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission and make no statement and express no opinion in respect of the Form F-1 or the Prospectus or the contents thereof, other than as expressly contained herein.

Yours truly,

/s/ STIKEMAN ELLIOTT LLP